January 18, 2022

Todd W. Lillibridge

c/o DIRTT Environmental Solutions Inc.

6105 Tennyson Parkway

South Building - Suite 100

Plano, Texas 75024

Dear Todd:

RE:    Appointment as Interim Chief Executive Officer and President

This letter will confirm your appointment and agreement to serve as Interim Chief Executive Officer and President (“Interim CEO”) of DIRTT Environmental Solutions Ltd. (the “Company”), effective January 18, 2022 (the “Effective Date”).

During your period of service as Interim CEO (your “Interim CEO Period”), you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties as may be reasonably assigned to you by the Board. The Company expects that your Interim CEO Period will continue until such time as the Company appoints a new Chief Executive Officer and President; however, your engagement as Interim CEO may be terminated by either you or the Company at any time, for any reason, upon notice in writing to the other party.

Your service as Interim CEO shall not affect your status as a member of the Board, or as Chair of the Board; however, during the Interim CEO Period, you will not be entitled to any compensation as a result of your service as a member of the Board. You acknowledge that in connection with your appointment as Interim CEO, (a) the Board has appointed Michael Ford as Lead Independent Director, and (b) you will resign from all Board committees on which you currently sit.

During the Interim CEO Period, your compensation will be comprised of monthly grants of restricted share units (“Monthly RSUs”) pursuant to the Company’s 2021 Long Term Incentive Plan, as amended from time to time (“Plan”). Each grant of Monthly RSUs will have a grant-date Fair Market Value (as defined in the Plan) equal to approximately $41,666, and will be issuable on the last business day of each month. Any partial months will be prorated. In addition, on the Effective Date, you will receive a one-time grant of 230,414 additional restricted share units (the “Additional RSUs, and together with the Monthly RSUs, the “RSUs”).

All of the Monthly RSUs and one half of the Additional RSUs will vest in three substantially equal installments on each of the first, second and third anniversary of the Effective Date, and the remaining one-half of the Additional RSUs will be performance-based RSUs that will vest on the third anniversary of the Effective Date (the “Performance RSUs”), in each case subject to your continued service as Interim CEO or, following the appointment of a new Chief Executive Officer and President, your continued service as a member of the Board. In addition, the vesting of the Performance RSUs will be subject to the satisfaction of the performance measures set out in Exhibit A hereto.

You shall forfeit any unvested RSUs in the event that you voluntarily resign your service as Interim CEO prior to the appointment of a new Chief Executive Officer and President, or you voluntarily resign from the Board, or refuse or decline to stand for re-election as part of the Board-nominated slate of directors. The RSUs will immediately fully vest upon your cessation as a member of the Board except under the circumstances in which the RSUs are forfeited in the immediately preceding sentence. Except as provided above, the grant of RSUs shall be in accordance with the terms of the Plan and the Company’s standard time-based RSU award agreement and performance-based RSU award agreement, as applicable (including with respect to treatment upon a change in control, death, disability and retirement).

The RSU grants described above are intended to constitute your entire compensation during the Interim CEO Period, and absent a subsequent determination by the Board or its Compensation Committee, you will not be eligible for any salary, annual bonus or additional equity awards during the Interim CEO Period. You will not be entitled to any severance compensation or other benefits upon the cessation of the Interim CEO Period. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company, in accordance with applicable Company policies and guidelines.

This letter agreement represents the entire agreement between the Company and you regarding your service as Interim CEO and the compensation arrangements in connection therewith, and it supersedes all prior and contemporaneous discussions, agreements and understandings of every nature related to that subject matter. This letter agreement may be modified or amended only in a writing signed by you and the Company. This letter agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

This letter agreement will be governed by, and enforced in accordance with, the laws of the State of South Carolina, without regard to the application of the principles of conflicts or choice of laws. By executing this letter agreement, you and the Company are waiving any right to trial by jury in connection with any suit, action or proceeding under or in connection with this letter agreement.

[signature page follows]

To acknowledge your agreement with the foregoing, please execute and date this letter in the space provided below and return the executed original to me.

Yours truly,

/s/ Diana Rhoten

Diana Rhoten

Chair, Compensation Committee

Acknowledged and Agreed:

/s/ Todd W. Lillibridge

Todd W. Lillibridge

EXHIBIT A

PERFORMANCE MEASURES

Subject to the terms of the Award Agreement and the Plan, the vesting of the Performance RSUs will be determined in accordance with the following performance criteria:

•

If the closing price of the Company’s Common Shares on the Nasdaq (the “Nasdaq”) is never at or above USD $3.00 for twenty consecutive trading days during the performance period, then none of the Performance RSUs will be eligible to vest.

•

If the closing price of the Company’s Common Shares on the Nasdaq is at least USD $3.00 for twenty consecutive trading days during the performance period, then 33.3% of the target number of the Performance RSUs will be eligible to vest.

•

If the closing price of the Company’s Common Shares on the Nasdaq is at least USD $4.00 for twenty consecutive trading days during the performance period, then 66.7% of the target number of the Performance RSUs will be eligible to vest.

•

If the closing price of the Company’s Common Shares on the Nasdaq is at least USD $5.00 for twenty consecutive trading days during the performance period, then 100% of the target number of the Performance RSUs will be eligible to vest.

There will be no interpolation between the USD dollar thresholds outlined above. For example, if the Company’s Common Shares trade on the Nasdaq at a price of US $3.50 for twenty consecutive trading days during the performance period but never trade at or above US $4.00 on the Nasdaq for twenty consecutive trading days during the performance period, then only 33.3% of the target number of the Performance RSUs will be eligible to vest.

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